Exhibit 1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 26, 2011 between GGC Software Holdings, Inc., a Delaware corporation (“Parent”), and Atlantis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), on the one hand, and the undersigned (“Stockholder”), on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Merger Sub, and Lawson Software, Inc., a Delaware corporation (the “Company”), Parent has agreed to acquire the Company pursuant to a statutory merger of Merger Sub with and into the Company in which the outstanding shares of capital stock of the Company will be converted into the right to receive the Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and

WHEREAS, Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of capital stock of the Company set forth on Exhibit A of this Agreement (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2 hereof), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Agreement to Retain Subject Shares.

1.1.          Except as set forth on Exhibit B hereto, prior to the Expiration Date (as defined below), Stockholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, any or all of the Subject Shares or any right or interest therein (“Transfer”); provided, however, that such restrictions shall not be applicable to (i) a gift of the Subject Shares made to Oklahoma Christian University, any charitable foundation formed by Stockholder or Stockholder’s issue, Stockholder’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of Stockholder or Stockholder’s spouse or issue, provided that such transferee agrees to be bound by the terms of this Agreement or (ii) a transfer of title to the Subject Shares effected pursuant to Stockholder’s will or the laws of intestate succession; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power of attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 hereof); or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the

Subject Shares.  As used herein, the term “Expiration Date” shall mean the earliest to occur of (x) the date upon which the Effective Time occurs, (y) the date upon which the Merger Agreement is terminated in accordance with the terms thereof or (z) the date upon which the Company Board shall have effected a Company Adverse Recommendation Change pursuant to Section 6.4(d)(y) of the Merger Agreement.

1.2.          “New Shares” means:

(a)  any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase Company Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b)  any shares of capital stock or voting securities of the Company that Stockholder becomes the beneficial owner of as a result of any change in Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Company Common Stock.

2.             Agreement to Vote Subject Shares and Take Certain Other Action.

2.1.          Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Stockholder, solely in Stockholder’s capacity as a stockholder of the Company and not in Stockholder’s capacity as a director of the Company, shall vote or give written consent, or use Stockholder’s commercially reasonable efforts to cause the holder of record to vote or give written consent, with respect to the Subject Shares:

(a)  in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b)  against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c)  against any Acquisition Proposal from any party other than Parent or an Affiliate of Parent as contemplated by the Merger Agreement;

(d)  against any amendment of the Company Certificate of Incorporation or the Company By-laws, but only if such amendment is not permitted under the terms of the Merger Agreement; and

(e)  against any dissolution, liquidation or winding up of the Company not consented to by Parent in accordance with Section 6.1 of the Merger Agreement.

2.2.          Prior to the Expiration Date, Stockholder shall be present, in person or by proxy (including the proxy contemplated in Section 3 hereof), or, if Stockholder is not the holder of record of all Subject Shares, shall use Stockholder’s commercially reasonable efforts to cause the holder of record to be present, in person or by proxy (including the proxy contemplated in Section 3 hereof), at all meetings of stockholders of the Company at which any of the matters referred to in Section 2.1 hereof is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3.          Between the date of this Agreement and the Expiration Date, Stockholder will not, and will not permit any entity under Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal.  For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (e) of Section 2.1 of this Agreement, along with any proposal or action which would, or would reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement.

3.             Grant of Irrevocable Proxy Coupled with an Interest.  Solely in the event of a failure by Stockholder to act in accordance with Stockholder’s obligations as to voting or executing a written consent pursuant to Section 2.1 of this Agreement and so long as this Agreement has not been terminated by its terms, (a) Stockholder shall revoke, or, if Stockholder is not the holder of record of all Subject Shares, shall, promptly upon Parent’s written request, use Stockholder’s commercially reasonable efforts to cause the holder of record to revoke any and all other proxies or powers of attorney in respect of any Subject Shares and (b) Stockholder shall irrevocably appoint, or, if Stockholder is not the holder of record of all Subject Shares, shall, promptly upon Parent’s written request, use Stockholder’s commercially reasonable efforts to cause the holder of record to appoint, Parent, Merger Sub or any individual designated by Parent or Merger Sub as Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of Stockholder, to vote (or cause to be voted) the Subject Shares held beneficially or of record by Stockholder, in the manner set forth in Section 2, at any meeting of the stockholders of the Company, however called, as specified in Section 2 or in connection with any written consent of the stockholders of the Company as specified in Section 2.  Stockholder hereby affirms that any proxy granted as set forth in this Section 3 shall be irrevocable, coupled with an interest, and granted in consideration of Parent and Merger Sub entering into the Merger Agreement.  The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Stockholder’s Subject Shares and a vote by Stockholder of Stockholder’s Subject Shares.

4.             Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants and covenants to Parent as follows:

4.1.          (a) Stockholder is the record or beneficial owner of the Subject Shares; (b) the Subject Shares set forth on Exhibit A hereto constitute Stockholder’s entire beneficial interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (c) the

Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies (other than the proxy contemplated in Section 3 hereof), voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares that, in each case, would prevent the Stockholder from performing his, her or its obligations hereunder, (d) Stockholder has sole or shared voting power and the sole or shared power of disposition with respect to all of the Subject Shares outstanding on the date hereof, and will have sole or shared voting power and sole or shared power of disposition with respect to any New Shares; and (e) Stockholder’s address is accurately set forth on the signature page hereto.

4.2.          Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform Stockholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.  The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.

5.             Termination.  This Agreement and all obligations of Stockholder hereunder shall terminate and shall have no further force or effect as of the Expiration Date.

6.             No Impairment of Rights.  Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall limit or restrict (a) Stockholder from acting in Stockholder’s capacity as an officer or director of the Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company, or (b) Stockholder from voting the Subject Shares in Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1 hereof.

7.             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.             Binding Effect and Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any

Affiliate of Parent.  Any assignment in violation of the preceding sentence shall be void.  Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.             Amendment and Modification.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

10.           Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of any Stockholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

11.           Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Stockholder, at the address set forth below on Stockholder’s signature page at the end hereof with a copy (which shall not constitute notice) to:

Lawson Software, Inc.
380 St. Peter Street
St. Paul, MN  55102
Attention:  General Counsel
Facsimile No:  (651) 767-5827

If to Parent or Merger Sub, to:

c/o Golden Gate Capital
One Embarcadero Center, 39th Floor
San Francisco, CA  94111
Attention:  Prescott Ashe
Facsimile:  (415) 983-2701

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA  94104
Attention:  Stephen D. Oetgen

Jeremy Veit

Facsimile: (415) 439-1500

or to such other address as any party hereto may designate for itself by notice given as herein provided.

12.           Expenses.  Each party hereto shall pay its own expenses incurred in connection with the negotiation and execution of this Agreement.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14.           No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

15.           Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

16.           Counterpart.  This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

17.           Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed and delivered as of the date first above written.

GGC SOFTWARE HOLDINGS, INC.

By:	/s/ PRESCOTT ASHE
	Name:	Prescott Ashe
	Title:	Secretary

ATLANTIS MERGER SUB, INC.

By:	/s/ PRESCOTT ASHE
	Name:	Prescott Ashe
	Title:	Secretary

STOCKHOLDERS:

/s/ H. RICHARD LAWSON
H. Richard Lawson

/s/ PATRICIA LAWSON
Patricia Lawson

LAWSON FAMILY INVESTMENT COMPANY, LTD.

By:	/s/ H. RICHARD LAWSON
	Name:	H. Richard Lawson
	Title:	General Partner

H. Richard Lawson
14816 Winwood Road
Addison, TX 75240
Hrichard.lawson@gmail.com

Exhibit A

Current Subject Shares

Subject Shares owned by Stockholder on the date hereof:

Shares of Company Common Stock

828,666 shares are held by H. Richard Lawson and Patricia Lawson as tenants in common

8,666,964 shares are held by the Lawson Family Investment Company, Ltd.

32,186 shares are held by H. Richard Lawson in the Company’s 401(k) plan

Shares of Company Common Stock issuable upon the exercise of Company Options, Company Stock-Based Awards or any other outstanding options, warrants or rights	0

Total:	9,527,816

Exhibit B

Permitted Transfers

Lawson Family Investment Company, Ltd. is permitted to transfer the least whole number of Subject Shares that, on the date of such transfer, have a market value of at least $2,250,000.